Exhibit 10.31

May 29, 2003

Joel Kirschbaum
527 Madison Avenue
17th Floor
New York, NY 10022

Dear Joel:

Pursuant to Section 4(b) of your employment agreement dated as of July 1, 1997, as amended (the “Employment Agreement”) between Alliance Gaming Corporation (the “Company”) and you and with respect to each Employment Year for the remainder of the Term, the Company deems that (i) in the event that the Company elects in its discretion to employ your services in connection with a “significant financing”, then the closing of each “significant financing” as defined in said Employment Agreement shall be an appropriate performance goal for the Company, and the Company agrees to pay you an aggregate target Bonus of 0.3125% of the Value of such significant financing less $62,500 (Value being determined as set forth in Section 4 (b) paragraph 2 subsection (y)) upon closing of each such significant financing (the “Financing Compensation”) and (ii) in the event that the Company elects in its discretion to employ your services in connection with a “significant merger”, then the closing of each “significant merger” as defined in said Employment Agreement shall be an appropriate performance goal for the Company, and the Company agrees to pay you an aggregate target Bonus of 0.3875% of the Value of such significant merger less $100,000 (Value being determined as set forth in Section 4 (b) paragraph 2 subsection (x)) upon closing of each such significant merger (the “Merger Compensation”). Each such Financing Compensation amount and each such Merger Compensation amount shall be inclusive of any minimum Bonuses otherwise due to you for each significant financing or significant merger, as applicable. Notwithstanding anything herein to the contrary, you shall be entitled to only the minimum Bonus upon closing of the currently proposed sale of United Coin and you shall be entitled to minimum Bonuses for each such “significant financing” and “significant merger” for which you do not otherwise receive the Financing Compensation or the Merger Compensation.

Further, pursuant to Board action taken on April 22, 2003, the Company has elected to employ your services for the Company’s next “significant financing” (i.e., a refinancing of the Company’s outstanding bank debt and bonds, whether in one or a series of related transactions) upon closing of which the Financing Compensation shall be paid to you as set forth above.

Defined terms used herein (other than those terms specifically defined herein) shall have the meaning ascribed to them in the Employment Agreement. This agreement does not change any terms in the Employment Agreement other than those terms specifically set forth above.

Sincerely,

ALLIANCE GAMING CORPORATION

/s/ Robert L. Miodunski

AGREED to and ACCEPTED as of the date hereof:

/s/ Joel Kirschbaum

Joel Kirschbaum